Full Year **2013**

Investor Update

About JLL

JLL is a leading provider of real estate services and investment management, creating value for corporations and investors across the globe.

- **200 corporate offices; 75 countries**
- **Approximately 53,000 employees**
- **Experienced executive leadership**
  - Six-member Global Executive Board; combined 90-year tenure
  - 300+ International Directors
- **10-year fee revenue CAGR = 16%**
  - Organic = 12% and M&A = 4%
- **50+ mergers and acquisitions since 2003**
- **Investment grade balance sheet; Moody's Baa2 (Stable) / S&P BBB- (Positive)**

Trading Information

Listing ....NYSE

Ticker ....JLL

Market Cap ....$5.6 billion

Contact Us

JLL Global Headquarters | 200 E Randolph Drive Chicago IL 60601 | www.jll.com | +1 312 782 5800

JLL Investor Relations
JLLInvestorRelations@am.jll.com

Service Offers & Global Diversification: Fee Revenue $4 Billion



Property & Facility Mgmt.
24%
LaSalle Inv. Mgmt.
6%
Advisory & Other
10%
Project & Development Services
9%
Capital Markets
18%
Leasing
33%



Asia Pacific
21%
LaSalle
6%
EMEA
28%
Americas
45%

FY 2013 Consolidated Performance

- Full-year fee revenue up 12%
- Growth led by Capital Markets & Hotels, up 40%, and Property & Facility Management, up 14% on a fee revenue basis
- Adjusted EBITDA margin calculated on a fee revenue basis of 12.4%, up from 12.0%
- Adjusted operating income margin calculated on a fee revenue basis of 9.7%, up from 9.3%
- Successful capital raise by LaSalle Investment Management; $7 billion committed in 2013

Long History of Profitable Growth



Fee Revenue
~4x
$942
$4,027
2003
2013



Adjusted Operating Income
~7x
$59
$389
2003
2013



Market Cap
~8x
$685
$5,638
2003
Current

Note: All amounts in $ millions. 2003 market cap based on peak share price in the year; current market cap based on July 2014 share price

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Key Characteristics

- **Growth-oriented, globally integrated real estate firm**
  - Occupier advisory and facility management services for tenants and corporates
  - Leasing, management, financing and sales for property owners
  - Real estate investment management for private and public equity investors
- **Operational excellence**
  - Productivity focus
  - Broad research capabilities
  - Strategic data & IT investments
- **Premium global brand**
- **Financial strength**
  - Investment grade balance sheet; Moody's Baa2 (Stable) / S&P BBB- (Positive)
    - $1.2B credit facility maturing in 2018
    - $275M, 4.4% coupon LT Senior Notes maturing 2022
    - Strong cash generator
    - Disciplined acquirer
  - Long-term value creation
    - Market share expansion
    - Margin focused
- **Collaborative culture with highest ethical standards**

2013 WORLD'S MOST ETHICAL COMPANIES WWW.ETHISPHERE.COM

Forbes | 2013 AMERICA'S MOST TRUSTWORTHY COMPANIES

2013 The Global Outsourcing 100 IAOP

CR's 100 Best Corporate Citizens 2013

Strong Cash Generator

Key Financial Metrics

($ millions except per share and margin data)

	FY 2013	FY 2012	FY 2011
Fee Revenue	$ 4,027	$ 3,640	$ 3,374
Adjusted Operating Income	$ 389	$ 340	$ 319
Adjusted EPS	$ 6.32	$ 5.48	$ 4.83
Adjusted EBITDA	$ 498	$ 437	$ 395
Adjusted EBITDA Margin	12.4%	12.0%	11.7%
Net Debt	**$ 437**	**$ 538**	**$ 643**

Balance Sheet

$ millions

	FY 2013	FY 2012	FY 2011
Cash	$ 153	$ 152	$ 184
Short Term Borrowings	$ 25	$ 32	$ 65
Credit Facility	$ 155	$ 169	$ 463
Net Bank Debt	$ 27	$ 49	$ 344
LT Senior Notes	275	275	
Deferred Acquisition Obligations	135	214	299
Total Net Debt	**$ 437**	**$ 538**	**$ 643**

3-Year Cash Deployment = $1 billion

(Cash from Operations = $832m plus Net Debt increase =$164m)



Acquisitions
55%
(33% upfront; 22% deferred)
5%
Other Financing Activities[1]
5%
Dividends
8%
Co-Investment
27%
CapEx (primarily IT)

[1] Other Financing Activities include debt issue costs and share activity related to taxes on stock awards

JLL

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